--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 13, 1997




                           PAR TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)



       Delaware                       1-9720                    16-1434688
(State or other jurisdiction of   (Commission File           (I.R.S. Employer
incorporation or organization)        Number)             Identification Number)




   PAR Technology Park
   8383 Seneca Turnpike
   New Hartford, NY                                       13413-4991
  (Address of principal executive offices)                (Zip Code)


   Registrant's telephone number, including area code:   (315) 738-0600



--------------------------------------------------------------------------------

                           PAR TECHNOLOGY CORPORATION


                                TABLE OF CONTENTS
                                    FORM 8-K




   Item Number
   -----------

      Item 5.        Other Events of Material Importance

Item 5.



Preliminary Statement

This statement is being filed voluntarily by PAR Technology Corporation (the "Company") pursuant to Item 5 of Form 8-K, Current Report.


Item 5. Other Events of Material Importance

During the quarter ended June 30, 1997, the Company recorded a non-recurring charge of $4.0 million ($2.6 million after tax or $.29 loss per share) relating to Phoenix Systems and Technologies, Inc. (Phoenix).

In June 1992, the Company was approved under the Department of Defense Mentor-Protege Program as a mentor for a minority-owned government contractor, Phoenix. Under the guidelines of this program, the Company provided a loan guarantee to Phoenix in the amount of $900,000. Additionally, concurrent with this approval, the Company acquired a 44% interest in Phoenix which is accounted for under the equity method.

The Company is a subcontractor to Phoenix on certain engineering service contracts with the United States Government. Additionally, Phoenix rents its office space from the Company, and is also a vendor to PAR providing manufacturing and certain contract services. As a result of these activities, the Company recorded a receivable from Phoenix at December 31, 1996 of $1.7 million, net of a $903,000 allowance.

During 1997, the Company's subcontracting activities expanded due to increased government requirements. This, coupled with Phoenix's failure to make timely payments on amounts due, resulted in the Phoenix receivable growing from $1.7 million at the end of last year to $4.2 million at June 30, 1997.

On June 30, 1997, the Company announced that it expected an after tax charge of $2 million or $.22 per share relating to Phoenix. At that time, the Company was involved in ongoing discussions with Phoenix relating to payment of amounts owed. On July 17, 1997, the Company announced its second quarter earnings which included an after tax charge of $3.1 million or $.34 per share relating to Phoenix. The amount was greater than previously anticipated because it had become evident during the ongoing discussions that the Company's exposure had increased. Subsequently on July 29, 1997, the Company and Phoenix reached an agreement regarding repayment of amounts owed to PAR. Under this agreement, the Company received $720,000 in cash payments. The agreement also provides for certain payments to be made in the second half of 1997 and a note for $1.5 million which bears interest at 8% and is payable at the end of three years. This amount would be subordinate to the claims of a bank lender. PAR would also be removed from the $900,000 loan guarantee. PAR has relinquished its equity interest in Phoenix contingent upon successful execution of a bank financing agreement. PAR retains security interest in a portion of such stock as security for the repayment of the subordinated debt.

The execution of this plan is primarily contingent upon Phoenix obtaining additional bank financing. Accordingly, the Company has recorded reserves in the second quarter totaling $4 million. This amount includes the remaining exposure on the receivables, ($4.2 million less $900,000 allowance and the $720,000 cash payments); the $900,000 loan guarantee and $500,000 for additional subcontracting efforts that the Company has performed subsequent to June 30, 1997. Any future amounts received under this agreement will be credited to income as received or, in the case of the loan guarantee, when the Company is relieved of its obligation.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.











                                         PAR TECHNOLOGY CORPORATION
                                         --------------------------
                                                (Registrant)









Date: August 13, 1997




                                         /s/Ronald J. Casciano
                                         ---------------------
                                         Vice President, Chief Financial Officer
                                         and Treasurer